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                                                                  Exhibit (a)(4)

                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
           (Including the Associated Preferred Stock Purchase Rights)
                                       of

                                  EXOGEN, INC.

                                       at
                              $5.15 Net Per Share
                                       by

                        SMITH & NEPHEW ACQUISITION, INC.

                          a wholly owned subsidiary of

                              SMITH & NEPHEW, INC.

                                      and
                     an indirect wholly owned subsidiary of

                               SMITH & NEPHEW PLC

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON THURSDAY, AUGUST 26, 1999, UNLESS THE OFFER IS EXTENDED.


                                                                   July 30, 1999

To Our Clients:

  Enclosed for your consideration are the Offer to Purchase, dated July 30, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") relating to an offer by Smith & Nephew Acquisition, Inc., a Delaware corporation (the "Offeror"), a wholly owned subsidiary of Smith & Nephew, Inc., a Delaware corporation (the "Parent"), and an indirect wholly owned subsidiary of Smith & Nephew plc, a corporation organized under the laws of England and Wales, to purchase all outstanding shares of common stock, $.0001 par value (together with the Rights (as defined in the Offer to Purchase), the "Shares"), of Exogen, Inc., a Delaware corporation (the "Company"), at a purchase price of $5.15 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of July 25, 1999, among Parent, the Offeror and the Company (the "Merger Agreement"). This material is being forwarded to you as the beneficial owner of Shares carried by us in your account but not registered in your name.

  We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

  Accordingly, we request instructions as to whether you wish to tender any or all of the Shares held by us for your account, upon the terms and conditions set forth in the Offer.

  Please note the following:

    1. The tender price is $5.15 per Share, net to you in cash without interest.
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    2. The Board of Directors of the Company unanimously has determined that the Offer and the Merger (as defined in the Offer to Purchase), are fair to and in the best interests of, the Company's stockholders, has approved the Offer and adopted the Merger Agreement and recommends acceptance of the Offer by the Company's stockholders.

    3. The Offer is being made for all of the outstanding Shares.

    4. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Thursday, August 26, 1999, unless the Offer is extended.

    5. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that, together with the Shares currently owned by an affiliate of the Offeror, would constitute at least a majority of the Shares that are outstanding determined on a fully diluted basis.

    6. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer of Shares pursuant to the Offer.

  If you wish to have us tender any or all of the Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form contained in this letter. An envelope to return your instruction to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise indicated in such instruction form. Please forward your instructions to us as soon as possible to allow us ample time to tender your Shares on your behalf prior to the expiration of the Offer.

  The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and any supplements or amendments thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

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                          INSTRUCTIONS WITH RESPECT TO
                         THE OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                       OF
                                  EXOGEN, INC.
                                       BY
                        SMITH & NEPHEW ACQUISITION, INC.

  The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated July 30, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"), in connection with the offer by Smith & Nephew Acquisition, Inc., a Delaware corporation (the "Offeror"), a wholly owned subsidiary of Smith & Nephew, Inc., a Delaware corporation, and an indirect wholly owned subsidiary of Smith & Nephew plc, a corporation organized under the laws of England and Wales, to purchase all outstanding shares of common stock, $.0001 par value (together with the Rights (as defined in the Offer to Purchase), the "Shares"), of Exogen, Inc., a Delaware corporation (the "Company").

  This will instruct you to tender to the Offeror the number of Shares indicated below (or if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

 Number of Shares to be Tendered:*__


                                                        SIGN HERE

                                          -------------------------------------

                                          -------------------------------------
                                                      Signature(s)

 Account Number: ___________________      -------------------------------------
 Date: _____________________________      -------------------------------------
                                                     (Print Name(s))

                                          -------------------------------------

                                          -------------------------------------
                                                   (Print Address(es))

                                          -------------------------------------
                                           (Area Code and Telephone Number(s))

                                          -------------------------------------
                                               (Taxpayer Identification or
                                               Social Security Number(s))
--------
  *Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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